Exhibit 99.1

January 18, 2005

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

Bank of America reports record 2004 earnings of $14.1 billion, or $3.69 per share

Fourth quarter earnings rise to $.94 per share

All major lines of business achieve solid earnings growth

Commercial lending accelerates

Investment banking shows momentum

Card income continues to increase

Successful brand rollout complete across Northeast

CHARLOTTE — Bank of America Corporation today reported that fourth quarter net income rose 41 percent to $3.85 billion, or $.94 per share (diluted), from $2.73 billion, or $.92 per share, a year ago. Under purchase accounting rules, results reported for periods in 2003 and the first quarter of 2004 do not include the impact of FleetBoston Financial Corporation, which was acquired on April 1, 2004. Return on common equity in the fourth quarter was 15.63 percent.

For the full year, net income increased 31 percent to $14.1 billion, or $3.69 per share (diluted) from $10.8 billion, or $3.57 per share in 2003.

In addition to the impact of Fleet, the fourth quarter increase resulted from improving performance in all major business lines driven by the continued success in attracting, retaining and expanding customer relationships. Consumer accounts, deposit and card balances, credit and debit card purchase transaction volumes, trading, investment banking and assets under management all registered growth from the third quarter and the prior year.

The integration of Fleet remained on schedule as the major rebranding effort across the franchise was completed, systems conversions began and customer satisfaction and accounts continued to rise.

Fourth quarter earnings included merger and restructuring charges of $181 million after-tax, which reduced earnings by 4 cents per share.

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“We are pleased with the year’s successes and our position entering 2005,” said Kenneth D. Lewis, president and chief executive officer. “We began 2004 with the objective of achieving a seamless integration of Fleet while not interrupting our momentum in the legacy Bank of America franchise. The Fleet transition is not only on schedule, but we have increased customer satisfaction during the year, hit or exceeded our customer account growth and profitability targets and achieved promised cost savings.”

“While 2005 presents such challenges as a flattening yield curve and continued systems conversions in the Northeast, I couldn’t be more satisfied with where Bank of America stands in meeting those challenges,” said Lewis.

Business Highlights

•	The company grew net new consumer checking accounts by 2.11 million in 2004, compared to an increase of 1.25 million in 2003. The number of accounts increased by 596,000 in the fourth quarter.

•	The company grew net new consumer savings products by 2.60 million in 2004, compared to an increase of 640,000 in 2003. The number of new savings products was 729,000 in the fourth quarter.

•	The company opened 5.59 million new consumer credit card accounts in 2004, compared to 4.28 million in 2003. The number of new consumer credit card accounts opened in the fourth quarter was 1.53 million.

•	Online banking active users increased 72 percent, to 12.4 million, representing a 50 percent penetration of checking account customers. Of those users, 5.8 million use bill pay, an increase of 78 percent from a year ago.

•	For the year, both syndicated loans and leveraged loans were first in market share in the number of deals closed and were both second in the market for the dollar volume of deals closed.

•	In 2004, the company became the top U.S. deal manager in commercial mortgage-backed securities, issuing $11.8 billion in securities.

Fleet Merger Highlights

•	During the quarter, the company successfully completed the rebranding of all banking centers in the former Fleet franchise.

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•	The company opened 46,000 net new consumer checking accounts in the former Fleet franchise during the quarter, bringing its total in 2004 to 184,000. This surpassed the goal of opening 150,000 during the year.

•	In the Northeast, the company opened 75,000 net new consumer savings accounts, bringing its annual total to 196,000. This surpassed its goal of opening 150,000 during the year.

•	Customer satisfaction across the Northeast continued to grow.

•	The company announced the opening of a new call center in Rhode Island to support customers in the Northeast.

Fourth Quarter Financial Summary

These are GAAP-reported results, which exclude Fleet results in 2003.

Revenue

Revenue on a fully taxable-equivalent basis grew to $13.9 billion from $9.79 billion the previous year.

Net interest income on a fully taxable-equivalent basis was $7.96 billion compared to $5.75 billion a year earlier. In addition to the impact of Fleet, the increase was driven by the results of asset-liability management activities, consumer and middle-market commercial loan growth and domestic deposit growth. These increases were partially offset by the impact of lower trading-related contributions and large-corporate and foreign loan balances.

Noninterest income was $5.96 billion compared to $4.05 billion a year earlier. In addition to the impact of Fleet, these results were driven by record card income, higher service charges, investment and brokerage income, trading account profits and equity investment gains, offset by lower mortgage banking income, which resulted from lower origination volume and adjustments to the value of mortgage servicing rights.

During the quarter, the company realized $101 million in securities gains as it repositioned its mortgage-backed securities to reduce prepayment risk.

Efficiency

Based on strong revenue growth and expense control this quarter, the efficiency ratio improved to 52.69 percent. Noninterest expense was $7.33 billion compared to $5.29 billion a year ago, driven by the addition of Fleet. Pre-tax cost savings from the merger were $394 million during the quarter.

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Credit Quality

All major commercial asset quality indicators showed positive trends. Credit card charge-offs grew as a result of card portfolio growth, the return of previously securitized loans to the balance sheet and increases in minimum payment requirements. Consumer asset quality remained strong in all other categories.

•	Provision for credit losses was $706 million, up from $650 million in the third quarter and $583 million a year earlier.

•	Net charge-offs were 0.65 percent of average loans and leases, or $845 million. This compared to 0.57 percent, or $719 million, in the third quarter and 0.77 percent of average loans and leases, or $725 million, a year earlier.

•	Nonperforming assets were 0.47 percent of total loans, leases and foreclosed properties, or $2.46 billion, as of December 31, 2004. This compared to 0.55 percent, or $2.84 billion, on September 30, 2004 and 0.81 percent, or $3.02 billion, on December 31, 2003.

•	The allowance for loan and lease losses stood at 1.65 percent of loans and leases, or $8.63 billion, on December 31, 2004. This compared to 1.70 percent or $8.72 billion on September 30, 2004 and 1.66 percent, or $6.16 billion, on December 31, 2003. As of December 31, 2004, the allowance for loan and lease losses represented 390 percent of nonperforming loans and leases, compared to 343 percent on September 30, 2004 and 215 percent on December 31, 2003.

Capital Management

Total shareholders’ equity was $99.6 billion on December 31, 2004, compared to $48.0 billion a year ago, and represented 9 percent of period-end assets of $1.11 trillion. The Tier 1 Capital Ratio was 8.10 percent, compared to 8.08 percent on September 30, 2004 and 7.85 percent a year ago.

During the quarter, Bank of America paid a cash dividend of $.45 per share. The company also issued 31.5 million shares, primarily related to employee stock options and ownership plans, and repurchased 34.1 million shares. Average common shares issued and outstanding were 4.03 billion in the fourth quarter, compared to 4.05 billion in the third quarter and 2.93 billion a year earlier.

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2004 Full-Year Financial Summary

These are GAAP-reported results, which exclude Fleet results in 2003 and first quarter of 2004.

Revenue

Fully taxable-equivalent revenue grew to $49.6 billion from $38.6 billion in 2003.

Fully taxable-equivalent net interest income rose 34 percent to $29.5 billion. In addition to the impact of Fleet, the increase was driven by the results of asset-liability management activities, higher consumer loan levels and higher deposit levels. This was partially offset by reductions in large corporate and foreign loan portfolios as well as lower trading-related contributions and mortgage warehouse levels. The net interest yield declined 14 basis points to 3.26 percent.

Noninterest income grew 22 percent to $20.1 billion, driven by the impact of Fleet and the growth of card income, service charges, investment and brokerage fees and investment banking income. This was offset by lower mortgage banking income, which resulted from lower origination volume and adjustments to the value of mortgage servicing rights.

Securities gains were $2.12 billion compared to $941 million a year ago.

Efficiency

Noninterest expense grew 34 percent to $27.0 billion, driven by the impact of Fleet, merger and restructuring costs, higher personnel costs, revenue-related incentive compensation and increased occupancy and marketing expense. The efficiency ratio was 54.48 percent.

Credit Quality

Provision expense was $2.77 billion in 2004, a 2 percent decline from 2003. Net charge-offs totaled $3.11 billion, or 0.66 percent of loans and leases, compared to $3.11 billion, or 0.87 percent of loans and leases, in 2003.

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2004 Full-Year Business Segment Results

Effective April 1, 2004, the company reorganized its business segments. What was formerly Consumer and Commercial Banking has been separated into two segments — Consumer and Small Business Banking; and Commercial Banking. Wealth and Investment Management has added Premier Banking and the NYSE Specialist firm. Global Corporate and Investment Banking is relatively unchanged, and Corporate Other includes Latin America, equity investments, liquidating businesses and treasury.

Consumer and Small Business Banking

Consumer and Small Business Banking earnings increased 15 percent in 2004 to $6.55 billion. Revenue of $26.9 billion was up 28 percent.

Strong business results were partially offset by significantly increased amortization of deposit intangibles and additional expenses associated with the Fleet merger.

Excluding the impact of Fleet, average deposits increased while loan balances rose, led by growth in credit card and home equity loans. Credit and debit card purchase volumes also grew as more customers moved away from writing checks and using cash.

Revenue and profit were negatively impacted by a decrease in mortgage banking income, which resulted from lower origination volume and adjustments to the value of mortgage servicing rights. Results included higher provision expense of $3.34 billion, reflecting growth in the credit card portfolio, securitizations returning to the balance sheet, increases in minimum payment requirements and higher charge-offs.

Commercial Banking

Commercial Banking earnings increased 93 percent to $2.83 billion as revenue rose 49 percent to $6.72 billion.

Provision expense was negative $241 million as a result of improved credit quality.

Excluding the impact of Fleet, commercial lending grew modestly during the year. Increased volume late in the year was an indication of corporate confidence in the economy. Clients also increased demand for middle market investment banking and treasury management services. Deposits also rose.

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Global Corporate and Investment Banking

Global Corporate and Investment Banking earnings rose 9 percent to $1.95 billion as revenue increased 9 percent to $9.05 billion.

Provision expense was negative $459 million for the year, reflecting continued improvement in credit quality.

Excluding the impact of Fleet, investment banking results increased, reflecting the company’s continuing platform build-out and market share gains in several product lines. Trading-related revenue also increased, led by demand for fixed income and foreign exchange products. Also driving trading-related revenue were lower costs to hedge the corporate loan portfolio.

Wealth and Investment Management

Wealth and Investment Management earnings grew 28 percent to $1.58 billion. Revenue rose 47 percent to $5.92 billion.

Provision expense was negative $20 million as a result of improved credit quality.

Assets under management increased to $451.5 billion, due primarily to the Fleet merger.

Excluding the impact of Fleet, growth in assets under management and earnings was driven by strong performance in the credit portfolios of Premier and the Private Bank, increased market valuations in the asset management portfolio and a growing focus on relationship development and a broader product offering.

Corporate Other

Corporate Other earned $1.23 billion for the year, compared to $605 million in 2003. Principal Investing earned $166 million in 2004. Latin America earned $310 million during the year. Securities gains were also included in this segment.

Note: Kenneth D. Lewis, president and chief executive officer, will present the company’s 2005 outlook and Marc Oken, chief financial officer, will discuss fourth quarter and full year 2004 results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships through more than 5,800 retail banking offices and 16,700 ATMs and through award-winning online banking with more than twelve million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

Selected Financial Data(1)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
(Dollars in millions, except per share data; shares in thousands)

Financial Summary

Earnings	$3,849	$2,726	$14,143	$10,810
Earnings per common share	0.95	0.93	3.76	3.63
Diluted earnings per common share	0.94	0.92	3.69	3.57
Dividends paid per common share	0.45	0.40	1.70	1.44
Closing market price per common share	46.99	40.22	46.99	40.22
Average common shares issued and outstanding	4,032,979	2,926,494	3,758,507	2,973,407
Average diluted common shares issued and outstanding	4,106,040	2,978,962	3,823,943	3,030,356

Summary Income Statement

Net interest income	$7,750	$5,586	$28,797	$21,464
Total noninterest income	5,964	4,049	20,097	16,450

Total revenue	13,714	9,635	48,894	37,914
Provision for credit losses	706	583	2,769	2,839
Gains on sales of securities	101	139	2,123	941
Other noninterest expense	7,062	5,288	26,409	20,155
Merger and restructuring charges	272	—	618	—

Income before income taxes	5,775	3,903	21,221	15,861
Income tax expense	1,926	1,177	7,078	5,051

Net income	$3,849	$2,726	$14,143	$10,810

Summary Average Balance Sheet

Total loans and leases	$515,463	$371,071	$472,645	$356,148
Securities	171,173	59,197	150,171	70,666
Total earning assets	998,004	666,780	905,302	649,548
Total assets	1,152,551	764,186	1,044,660	749,056
Total deposits	609,936	418,840	551,559	406,233
Shareholders’ equity	98,100	48,293	84,183	49,204
Common shareholders’ equity	97,828	48,238	83,953	49,148

Performance Indices

Return on average assets	1.33%	1.42%	1.35%	1.44%
Return on average common shareholders' equity	15.63	22.42	16.83	21.99

Credit Quality

Net charge-offs	$845	$725	$3,113	$3,106
Annualized net charge-offs as a % of average loans and leases outstanding	0.65%	0.77%	0.66%	0.87%
Managed credit card net losses as a % of average managed credit card receivables	5.90	5.14	5.63	5.36

	At December 31
	2004		2003
Balance Sheet Highlights

Loans and leases	$521,837		$371,463
Total securities	195,073		66,629
Total earning assets	948,083		619,091
Total assets	1,110,457		719,483
Total deposits	618,570		414,113
Total shareholders’ equity	99,645		47,980
Common shareholders’ equity	99,374		47,926
Book value per share	24.56		16.63
Total equity to assets ratio (period end)	8.97%		6.67%
Risk-based capital ratios:
Tier 1	8.10	*	7.85
Total	11.63	*	11.87
Leverage ratio	5.82	*	5.73
Period-end common shares issued and outstanding	4,046,546		2,882,288
Allowance for credit losses:
Allowance for loan and lease losses	$8,626		$6,163
Reserve for unfunded lending commitments	402		416

Total	$9,028		$6,579

Allowance for loan and lease losses as a % of total loans and leases	1.65%		1.66%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	390		215
Total nonperforming loans and leases	$2,213		$2,873
Total nonperforming assets	2,455		3,021
Nonperforming assets as a % of:
Total assets	0.22%		0.42%
Total loans, leases and foreclosed properties	0.47		0.81
Nonperforming loans and leases as a % of total loans and leases	0.42		0.77

Other Data

Full-time equivalent employees	175,742		133,549
Number of banking centers - domestic	5,885		4,277
Number of ATMs - domestic	16,771		13,241

*	Preliminary data

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Consumer and Small Business Banking	Commercial Banking	Global Corporate and Investment Banking	Wealth and Investment Management	Corporate Other

Three Months Ended December 31, 2004
Total revenue (FTE) (2)	$7,589	$1,946	$2,203	$1,676	$506
Net income	1,763	887	596	477	126
Shareholder value added	802	282	308	239	(97)
Return on average equity	17.46%	15.47%	21.81%	20.39%	n/m
Average loans and leases	$154,506	$142,610	$34,246	$47,948	$136,153

Three Months Ended December 31, 2003
Total revenue (FTE) (2)	$5,344	$1,201	$1,935	$1,203	$111
Net income	1,431	410	512	428	(55)
Shareholder value added	1,048	252	305	313	(475)
Return on average equity	37.49%	27.68%	26.38%	39.08%	n/m
Average loans and leases	$95,408	$94,996	$31,034	$37,660	$111,973

Year Ended December 31, 2004
Total revenue (FTE) (2)	$26,857	$6,722	$9,049	$5,918	$1,064
Net income	6,548	2,833	1,950	1,584	1,228
Shareholder value added	3,390	884	891	782	36
Return on average equity	19.89%	15.34%	19.46%	20.17%	n/m
Average loans and leases	$137,357	$129,671	$34,237	$44,049	$127,331

Year Ended December 31, 2003
Total revenue (FTE) (2)	$20,930	$4,517	$8,334	$4,030	$746
Net income	5,706	1,471	1,794	1,234	605
Shareholder value added	4,367	846	893	854	(1,339)
Return on average equity	42.25%	25.01%	21.35%	33.94%	n/m
Average loans and leases	$92,776	$93,378	$36,640	$37,675	$95,679

n/m = not meaningful

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (2)
Net interest income	$7,956	$5,745	$29,513	$22,107
Total revenue	13,920	9,794	49,610	38,557
Net interest yield	3.18%	3.43%	3.26%	3.40%
Efficiency ratio	52.69	53.98	54.48	52.27

Reconciliation of net income to operating earnings
Net income	$3,849	$2,726	$14,143	$10,810
Merger and restructuring charges	272	—	618	—
Related income tax benefit	(91)	—	(207)	—

Operating earnings	$4,030	$2,726	$14,554	$10,810

Operating Basis
Diluted earnings per common share	$0.98	$0.92	$3.80	$3.57
Return on average assets	1.39%	1.42%	1.39%	1.44%
Return on avg common shareholders’ equity	16.37	22.42	17.32	21.99
Efficiency ratio	50.73	53.98	53.23	52.27

Reconciliation of net income to shareholder value added
Net income	$3,849	$2,726	$14,143	$10,810
Amortization of intangibles	209	54	664	217
Merger and restructuring charges, net of tax benefit	181	—	411	—
Capital charge	(2,705)	(1,337)	(9,235)	(5,406)

Shareholder value added	$1,534	$1,443	$5,983	$5,621

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.